Exhibit 99.1

BIO-TECHNE RELEASES FIRST QUARTER FISCAL 2016 RESULTS

Minneapolis/October 28, 2015/ Bio-Techne Corporation (NASDAQ:TECH) today reported its financial results for the first quarter ended September 30, 2015.

First Quarter 2016 Snapshot

●	Increased first quarter revenue by 4% to $112.4 million.

●	Delivered first quarter adjusted earnings of $29.4 million, down 10% from the prior year due to FX headwinds and the timing of acquisitions in the prior year.

●	Generated operating cash flow of $31.8 million.

●	Continued the trend of double-digit growth in China.

●	Achieved solid growth in the BioPharma end-markets, with a return to growth in Europe.

●

Strengthened the Company’s Clinical Controls portfolio as well as its reach into the IVD/Clinical Diagnostics market with the acquisition of Cliniqa, a leader in the development, manufacture and distribution of control solutions that verify the proper operation of in vitro diagnostic (IVD) devices, with a focus on blood chemistry and diagnostic biomarkers.

●

Completed the build-out of the leadership team needed to take Bio-Techne to the next level with the hiring of a new Vice President of Human Resources – Transformation and Integration, as well as a new Vice President of Asia Pacific.

Adjusted EPS, adjusted earnings, adjusted gross margin, adjusted operating income, and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Adjusted Financial Measures.” Note: stock-based compensation expense has been added as an adjustment to the Company’s non-GAAP measures to increase transparency of these costs as well as to reflect net earnings that are more representative of the on-going cash-generated earnings of the Company. All comparisons to prior periods reflect this adjustment as well.

“In Q1, we made meaningful progress on our strategies to be a leading and more complete supplier of Life Science tools and solutions that allow our customers to make extraordinary discoveries in science” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “We are still in the early stages of our mission, but the integration of our brand offerings into a reliable and single source of work flow solutions and tools is well on its way.”

Kummeth concluded, “I want to welcome Cliniqa to the Bio-Techne family. The addition of Cliniqa adds important capabilities to Bio-Techne as we continue to solidify our market presence and expand our business into key adjacent markets, such as immunodiagnostics.  This acquisition also strengthens and expands our Clinical Controls Division, allowing us to offer our customers a broader spectrum of products and services to meet their needs."

Financial Results

First Quarter 2016

Net sales for the first quarter increased 4% to $112.4 million. Organic growth was 2% versus the prior year, with currency translation having a negative impact of 4% and acquisitions contributing 6% to the revenue growth. Adjusted operating margins were 37.3% for the first quarter of fiscal 2016 compared to 44.1% for the same quarter in fiscal 2015. The decrease in adjusted operating margins for the quarter compared to last year was due to the timing of the ProteinSimple acquisition last year, the addition of CyVek and Cliniqa acquisitions with lower operating margins than the organic business, and the negative impact of foreign exchange translation. Adjusted earnings for the quarter were $29.4 million (down 10% from the prior fiscal year period), or $0.79 per diluted share. Currency translation negatively impacted EPS by $0.03 compared to prior year.

GAAP net earnings for the quarter were $22.7 million, or $0.61 per diluted share. This compares to $23.9 million, or $0.64 per diluted share, as reported in the first quarter of fiscal year 2015.

Cash generated from operations for the first quarter of fiscal 2016 was $31.8 million. Capital expenditures for the first quarter of fiscal 2016 were $6.1 million.

Segment Results

Management uses adjusted operating results to monitor and evaluate performance of the Company’s three business segments, as highlighted below. Beginning in first quarter of fiscal 2016, the Clinical Controls segment includes the financial results of the Company’s BiosPacific business. Historically, this business unit was managed and reported as part of the Biotechnology segment. The recent acquisition of Cliniqa and its commonality of customer end markets with BiosPacific influenced this management and reporting change. All comparisons to prior periods will reflect the new reporting structure as if it existed in the prior reporting periods.

Biotechnology Segment

The Company’s Biotechnology segment includes proteins, antibodies, immunoassays, flow cytometry products, intracellular signaling products, and biologically active chemical compounds used in biological research. Biotechnology segment’s first quarter 2016 net sales were $75.7 million, a decrease of 1% from $76.4 million for the first quarter of 2015 due to the impact of foreign exchange translation. Biotechnology segment adjusted operating margin was 51.9% in the first quarter of fiscal 2016 compared to 52.9% in the first quarter of fiscal 2015. The lower margin is a result of the impact of foreign exchange translation.

Clinical Controls Segment

The Company’s Clinical Controls segment provides a range of controls, calibrators for various blood and blood chemistry clinical instruments, as well as products used as proficiency testing tools by clinical laboratories and proficiency certifying agencies. The Clinical Controls segment’s first quarter fiscal 2016 net sales were $20.4 million, an increase of 7% compared to the first quarter of 2015. The Clinical Controls segment’s adjusted operating margin was 23.1% in the first quarter of fiscal 2016 compared to 31.9% in the first quarter of fiscal 2015. The lower operating margins were driven by the acquisition of Cliniqa which has lower operating margins than the organic business, and lower organic revenue cost leverage.

Protein Platforms Segment

The Company’s Protein Platforms segment develops proprietary systems and consumables for protein analysis. In the first quarter of fiscal 2016, segment revenue was $16.3 million, an increase of 26% compared to the first quarter fiscal 2015. The Protein Platforms segment’s adjusted operating margin was (7.2%) in the first quarter of fiscal 2016 compared to 20.2% in the first quarter of fiscal 2015. The lower operating margins were due to the timing of the ProteinSimple acquisition last year as well as the later acquisition of CyVek which is reported under this business segment.

Forward Looking Statements:

Our press releases may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the effect of new branding and marketing initiatives, the integration of new companies and leadership, the introduction and acceptance of new products, the funding and focus of the types of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, general economic conditions, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships.

For additional information concerning such factors, see the section titled "Risk Factors" in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in our press releases due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

Use of Adjusted Financial Measures:

The adjusted financial measures used in this press release quantify the impact the following events had on reported net sales, gross margin percentages, selling, general and administrative expenses, net earnings and earnings per share for the quarter ended September 30, 2015 as compared to the same prior-year period:

- fluctuations in exchange rates used to convert transactions in foreign currencies (primarily the Euro, British pound sterling and Chinese yuan) to U.S. dollars when referencing organic revenue growth;

- the acquisitions in fiscal 2016 and 2015 of Cliniqa on July 8, 2015, CyVek on November 4, 2014, ProteinSimple on July 31, 2014, and Novus on July2, 2014 as well as acquisitions in prior years, including the impact of amortizing intangible assets and the recognition of costs upon the sale of inventory written up to fair value;

- expenses related to the acquisitions noted above and other on-going acquisition activity.

These adjusted financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and may be different from adjusted financial measures used by other companies. Adjusted financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We view these adjusted financial measures to be helpful in assessing the Company's ongoing operating results. In addition, these adjusted financial measures facilitate our internal comparisons to historical operating results and comparisons to competitors' operating results. We include these adjusted financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency related to supplemental information we use in our financial and operational analysis.

Investors are encouraged to review the reconciliations of adjusted financial measures used in this press release to their most directly comparable GAAP financial measures as provided with the financial statements attached to this press release.

* * * * * * * * * * * *

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $452 million in net sales in fiscal 2015 and has approximately 1,500 employees worldwide. For more information on Bio-Techne and its brands, please visit www.bio-techne.com.

Contact:	Jim Hippel, Chief Financial Officer
(612) 379-8854

BIO-TECHNE CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/15	9/30/14
Net sales	$112,381	$108,477
Cost of sales	36,990	35,411
Gross margin	75,391	73,066
Operating expenses:
Selling, general and administrative	33,040	28,701
Research and development	11,322	9,149
Total operating expenses	44,362	37,580
Operating income	31,028	35,216
Other (expense) income	818	(618)
Earnings before income taxes	31,847	34,598
Income taxes	9,139	10,691
Net earnings	$22,707	$23,907
Earnings per share:
Basic	$0.61	$0.65
Diluted	$0.61	$0.64
Weighted average common shares outstanding:
Basic	37,169	37,007
Diluted	37,315	37,148

BIO-TECHNE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	9/30/15	6/30/15
ASSETS
Cash and equivalents	$48,842	$54,532
Short-term available-for-sale investments	38,423	56,389
Trade accounts receivable	70,915	70,034
Inventory	58,967	49,577
Deferred income taxes	16,677	11,511
Other current assets	7,173	6,240
Current assets	240,9997	248,283

Property and equipment, net	132,852	129,749
Goodwill and intangible assets, net	752,714	683,477
Other non-current assets	1,757	1,851
Total assets	$1,128,320	$1,063,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$28,889	$30,391
Income taxes payable	8,444	1,972
Related party note payable – current	3,868	4,024
Deferred revenue – current	3,839	3,381
Current liabilities	45,040	39,768

Long-term debt obligations	164,368	112,024
Deferred taxes	77,819	61,429
Other long-term liabilities	3,146	3,204
Stockholders’ equity	837,947	846,935
Total liabilities and stockholders’ equity	$1,128,320	$1,063,360

BIO-TECHNE CORPORATION

RECONCILIATION OF GROSS MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED
	9/30/15	9/30/14
Gross margin percentage	67.1%	67.4%
Identified adjustments:
Costs recognized upon sale of acquired inventory	1.0%	2.9%
Amortization of intangibles	2.5%	1.8%
Gross margin percentage - adjusted	70.6%	72.1%

BIO-TECHNE CORPORATION

RECONCILIATION of OPERATING MARGIN PERCENTAGE

(Unaudited)

	QUARTER ENDED
	9/30/15	9/30/14
Operating margin percentage	27.6%	32.5%
Identified adjustments:
Acquisition related expenses	0.3%	2.2%
Amortization of intangibles	6.6%	5.3%
Costs recognized upon sale of accrued inventory	1.0%	2.9%
Stock-based compensation	1.8%	1.2%
Operating margin percentage - adjusted	37.3%	44.1%

BIO-TECHNE CORPORATION

RECONCILIATION of NET EARNINGS and EARNINGS per SHARE

(In thousands, except per share data)

(Unaudited)

	QUARTER ENDED
	9/30/15	9/30/14
Net earnings	$22,707	$23,907
Identified adjustments:
Costs recognized upon sale of acquired inventory	1,112	3,167
Amortization of intangibles	7,411	5,726
Acquisition related expenses	301	2,370
Stock-based compensation	2,038	1,362
Tax impact of above adjustments	(3,377)	(3,901)
One-time foreign tax benefit	(762)	0
Net earnings - adjusted	$29,430	$32,631

Earnings per share - diluted – adjusted	$0.79	$0.88

BIO-TECHNE CORPORATION

SEGMENT REVENUE

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/15	9/30/14
Biotechnology segment revenue	$75,743	$76,453
Clinical Controls segment revenue	20,362	19,119
Protein Platforms segment revenue	16,296	12,914
Intersegment revenue	(20)	(9)
Consolidated revenue	$112,381	$108,477

BIO-TECHNE CORPORATION

SEGMENT OPERATING INCOME

(In thousands)

(Unaudited)

	QUARTER ENDED
	9/30/15	9/30/14
Biotechnology segment operating income	39,316	$40,446
Clinical Controls segment operating income	4,713	6,108
Protein Platforms segment operating income	(1,172)	2,604
Segment operating income	42,857	49,159
Costs recognized upon sale of acquired inventory	(1,112)	(3,167)
Amortization of intangibles	(7,411)	(5,728)
Acquisition related expenses	(301)	(2,370)
Stock-based compensation	(2,038)	(1,362)
Corporate general and administrative expense	(965)	(1,316)
Operating income	$31,028	$35,216